SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SEQUENOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

May 8, 2006

Dear Sequenom Stockholder:

As a holder of Sequenom common stock (Nasdaq:SQNM), we previously sent you proxy materials for our annual meeting of stockholders on May 31, 2006. One of the matters to be approved at the annual meeting is a $33 million private placement financing that is critical to the ability of Sequenom to continue operations and therefore critical to the value of your investment. As set forth in the proxy statement, the Sequenom Board of Directors, after carefully considering alternatives and receiving advice from independent financial advisors, unanimously supports the private placement financing. The annual meeting of shareholders is fast approaching and I am sending you this letter to urge you to make your vote count before it is too late.

Our ability to continue operations would be in jeopardy if either the private placement financing or the proposed increase in our authorized common stock is not approved. Our available cash balance as of March 31, 2006 was approximately $2.9 million. On a positive note, we announced our first quarter 2006 operating results on May 4th. These results show significant revenue growth and operating expense reduction. You can obtain a copy of the press release announcing our operating results from our website at www.sequenom.com.

Please take a moment to read the proxy materials and complete and mail in your proxy. To vote you may also call Georgeson Shareholder, the firm assisting us in this solicitation, toll-free at (800) 509-1038.

We urge you to act today. Your vote is important, no matter how many shares you own.

Once again, thank you for your continued support.

Best Regards,

/s/ HARRY STYLLI
Harry Stylli, Ph.D., MBA
President and Chief Executive Officer